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Exhibit 99.1

For Immediate Release	Contact:	Jeff D'Eliscu Water Pik Technologies, Inc. (949) 719-3700 (office) (949) 675-9475 (home) jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS FIRST QUARTER 2003 OPERATING RESULTS

        (Newport Beach, California, April 16, 2003)—Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for first quarter 2003 of $55.4 million compared with sales of $57.0 million for 2002. The loss from continuing operations was $1.8 million or $0.15 per share for first quarter 2003 as compared with income of $0.4 million or $0.03 per share for first quarter 2002. The net loss was $1.8 million or $0.15 per share for first quarter 2003 as compared with the net loss of $0.3 million or $0.02 per share for first quarter 2002.

        "The first quarter proved to be as challenging as we had expected," said Water Pik Technologies' Chief Executive Officer Michael P. Hoopis. "Our sales and earnings were only slightly below plan for the quarter and included a $1.2 million incremental investment in advertising and R&D. We are encouraged by our retail distribution gains and the markets' acceptance of our new products like the Jandy® Stealth™ pump and the Laars® Pennant™ commercial boiler. We maintain our previous 2003 Outlook for sales and earnings per share growth in the mid single-digit range. Growth beginning in the second half of 2003 will be driven by new product introductions and retail distribution gains."

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Business Segment Performance

Personal Health Care

        Sales for the Personal Health Care segment were $27.8 million for first quarter 2003 compared to $28.5 million for the same period in 2002. Sales for the Oral Health products category were $10.9 million, a decrease of $0.6 million compared to the same period last year due primarily to decreased sales of professional products. The Oral Health category also included an increase in sales of consumer products such as the new SynchroSonic™ toothbrush. Sales for the Shower products category were $15.4 million, an increase of $0.5 million compared to $14.9 million for the same period in 2002, due primarily to increased sales of New Visions® and Cascadia® showerheads. Sales for the Other products category were $1.5 million, a decrease of $0.6 million due primarily to decreased sales of water filtration products.

        The gross profit from continuing operations for the segment decreased to $11.1 million or 40.1 percent of sales for first quarter 2003 compared to $11.6 million or 40.8 percent of sales for the same period last year. The decrease in gross profit during first quarter 2003 is due primarily to a product mix. Operating income from continuing operations for the segment was $1.4 million for first quarter 2003 compared to $2.5 million for 2002. The decrease in operating income from continuing operations is due primarily to lower gross profit and to an increase in advertising and promotional selling expenses.

Pool Products and Heating Systems

        Sales for the Pool Products and Heating Systems segment were $27.6 million for first quarter 2003 compared to sales of $28.5 million for first quarter 2002. Sales for the Pool products category were $19.5 million compared to $20.3 million for the same period last year due primarily to a decrease in electronic controls and valves. The Pool products category also included an increase in sales of new filters and the new Stealth™ pump. Pumps and filters represent the largest segment within the North America pool equipment market. Sales for the Water-heating systems category were $8.1 million for first quarter 2003 compared to $8.2 million for first quarter 2002.

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        The gross profit percentage for the Pool Products and Heating Systems segment decreased to 15.0 percent for first quarter 2003 from 20.4 percent for the same period last year due primarily to a product mix. Operating loss for the segment was $3.8 million for first quarter 2003 compared to operating loss of $1.5 million for the same period last year. The change was primarily due to lower gross profit and to increased research and development expenses.

        R&D spending for the Pool Products and Heating Systems segment increased to 3.6 percent of sales for first quarter 2003 compared to 1.8 percent of sales for first quarter 2002 due primarily to the efforts to comprehensively revamp the Water-heating systems product lines with the 2003 launch of two new commercial boilers, the Laars® Rheos™ and the Laars® Pennant™. These new products compete in the larger and growing middle and high-end commercial water-heating markets.

Additional Financial Highlights

        Capital expenditures from continuing operations for first quarter 2003 were $0.9 million compared to $1.2 million for the same period last year. Depreciation and amortization from continuing operations for first quarter 2003 was $2.4 million compared to $2.3 million for the same period of 2002.

        Cash provided by operating activities for first quarter 2003 of $3.3 million was used to repay borrowings under revolving credit facilities and promissory notes and to fund capital expenditures.

Investor Conference Call and Web Cast

        A conference call to discuss the first quarter 2003 operating results will be held with Mike Hoopis, Water Pik Technologies' President and CEO and Vic Streufert, the Company's Vice President, Finance and CFO at 10:00 am Pacific Daylight Time (1:00 pm EDT), Thursday, April 17, 2003. To access the live web cast or an archived replay, please go to www.waterpik.com or www.ccbn.com.

        If you are interested in listening to the conference call, please dial 888-791-2132 at least five minutes before the scheduled conference call start time. The access code for this conference call is: PIK. Approximately two hours after the end of the call, you may access a replay of the call by dialing 800-947-6440. The replay will be available through 11:00 pm Pacific Daylight Time on April 21st.

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Forward-looking Statements

        In the press release, the statements from Mr. Hoopis are forward-looking statements. Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending as a result of acts of terrorism and war, the impact of a slowing consumer economy, the effect of product liability claims, risks associated with using foreign suppliers including increased transportation costs and possible delays in product shipments caused by severe acute respiratory syndrome (SARS) and failure to protect its intellectual properties. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. As a result, the reader is cautioned not to rely on these forward-looking statements. The Company does not have any intention or obligation to update these forward-looking statements.

        Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company's products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates seven major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

        The following tables represent consolidated statements of operations, segment operating results, condensed consolidated balance sheets and consolidated statements of cash flows.

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WATER PIK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Sales	$55,389	$56,959
Gross profit	15,294	17,431
Selling expenses	10,926	9,892
General and administrative expenses	4,598	4,663
Research and development expenses	2,187	1,807

Operating income (loss)	(2,417)	1,069
Interest expense	539	684
Other income	(124)	(218)

Income (loss) from continuing operations before income taxes	(2,832)	603
Income tax provision (benefit)	(1,035)	221

Income (loss) from continuing operations	(1,797)	382
Discontinued operations:
Loss from operations of discontinued product line	(63)	(1,015)
Income tax benefit	(23)	(376)

Loss on discontinued operations	(40)	(639)

Net loss	$(1,837)	$(257)

Diluted net income (loss) per common share
Continuing operations	$(0.15)	$0.03
Discontinued operations	—	(0.05)
Net loss	$(0.15)	$(0.02)
Weighted average common shares outstanding — diluted	12,075	11,992

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WATER PIK TECHNOLOGIES, INC.
SEGMENT OPERATING RESULTS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
PERSONAL HEALTH CARE:
Oral health products	$10,917	$11,511
Shower products	15,407	14,858
Other products	1,454	2,120

Total sales	$27,778	$28,489
Gross profit	$11,149	$11,629
Operating income	$1,393	$2,545
Gross profit as a percentage of sales	40.1%	40.8%
Operating income as a percentage of sales	5.0%	8.9%
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$19,464	$20,316
Water-heating systems	8,147	8,154

Total sales	$27,611	$28,470
Gross profit	$4,145	$5,802
Operating loss	$(3,810)	$(1,476)
Gross profit as a percentage of sales	15.0%	20.4%
Operating loss as a percentage of sales	(13.8)%	(5.2)%

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WATER PIK TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash	$303	$1,038
Accounts receivable, net	58,668	78,966
Inventories	42,362	35,840
Deferred income taxes	6,472	6,685
Prepaid expenses and other current assets	4,742	3,457

Total current assets	112,547	125,986

Property, plant and equipment, net	49,538	50,774
Goodwill, net	18,505	18,330
Deferred income taxes	1,325	1,509
Other assets	2,452	2,486

TOTAL ASSETS	$184,367	$199,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$22,108	$22,209
Accrued income taxes	—	139
Accrued liabilities	18,723	28,421
Current portion of long-term debt	10,247	4,858

Total current liabilities	51,078	55,627

Long-term debt, less current portion	32,501	40,876
Other accrued liabilities	6,134	6,978

TOTAL LIABILITIES	89,713	103,481

TOTAL STOCKHOLDERS' EQUITY	94,654	95,604

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$184,367	$199,085

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WATER PIK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Operating activities:
Net loss	$(1,837)	$(257)
Loss from discontinued product line	40	639

Income (loss) from continuing operations	(1,797)	382
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,360	2,303
Deferred income taxes	308	287
Compensation expense arising from stock awards	53	85
Change in operating assets and liabilities:
Accounts receivable	20,800	6,133
Inventories	(6,253)	(2,005)
Accounts payable	(197)	(5,236)
Accrued liabilities	(9,749)	(7,376)
Other assets and liabilities	(2,250)	(4,830)

Cash provided by (used in) operating activities	3,275	(10,257)
Investing activities:
Purchase of property, plant and equipment	(905)	(1,222)
Disposal of property, plant and equipment	14	30

Cash used in investing activities	(891)	(1,192)
Financing activities:
Net borrowings under revolving credit facilities	(2,210)	11,498
Payments on promissory notes	(946)	(206)
Proceeds from exercise of options	23	24
Principal payments on capital leases	(13)	(40)

Cash (used in) provided by financing activities	(3,146)	11,276
Effect of exchange rate changes on cash	67	(28)
Cash used in discontinued operations	(40)	(418)

Decrease in cash	(735)	(619)
Cash at beginning of period	1,038	997

Cash at end of period	$303	$378

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WATER PIK TECHNOLOGIES REPORTS FIRST QUARTER 2003 OPERATING RESULTS
WATER PIK TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share amounts) (Unaudited)
WATER PIK TECHNOLOGIES, INC. SEGMENT OPERATING RESULTS (Amounts in thousands) (Unaudited)
WATER PIK TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
WATER PIK TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)